EXHIBIT 99.2
CHC GROUP LTD.
NOMINEE HOLDER CERTIFICATION
The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of rights (the “Rights”) to purchase convertible preferred shares, par value $0.0001 per share (the “Preferred Shares”) of CHC Group Ltd., a Cayman Islands exempted company (the “Company”), pursuant to the rights offering (the “Rights Offering”) described and provided for in the Company’s registration statement, as amended, and final prospectus dated                     , 2014 (the “Prospectus”), hereby certifies to the Company and Computershare Trust Company, N.A., as subscription agent for the Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the basic subscription right (as defined in the Prospectus), and on behalf of beneficial owners of Rights who have subscribed for the purchase of additional Preferred Shares pursuant to the over-subscription privilege (as defined in the Prospectus), listing separately below each such exercised basic subscription right and the corresponding over-subscription privilege (without identifying any such beneficial owner), and (2) each such beneficial owner’s basic subscription right has been exercised in full:

Number of Ordinary Shares Owned on the Record Date	Rights Exercised Pursuant to Basic Subscription Right	Number of Preferred Shares Subscribed For Pursuant to Over- Subscription Privilege

Provide the following information if applicable:

Depository Trust Company (“DTC”)
Participant Number
Participant Name:

By:
Name:
Title:
DTC Basic Subscription Confirmation Number(s)